EXHIBIT 5.1


               Opinion of Allen Matkins Leck Gamble & Mallory LLP


                     ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                           333 BUSH STREET, 17th FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                               FAX (415) 837-1516
                            TELEPHONE (415) 837-1515


                                December 7, 2001


E-LOAN, INC.
5875 Arnold Road, Suite 100
Dublin, California 94568


Gentlemen:


         You have requested our opinion with respect to certain matters in connection with the filing by E-LOAN, Inc. (the "Company") of a registration statement on Form S-3, as amended (the "Registration Statement"), with the Securities and Exchange Commission on behalf of selling security holders covering the offering of up to 9,618,533 shares of the Company's common stock (the "Shares"). Such total includes 2,321,555 shares currently issued and outstanding and 7,296,978 shares which are issuable upon the conversion of a convertible note and exercise of an outstanding warrant. All of the outstanding shares, the convertible note and the warrant were previously issued by the Company to the selling security holders in private transactions.


         In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company's Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents were due execution and delivery are a prerequisite to the effectiveness thereof.


         Our opinion is based on a review of the laws of the State of Delaware, including, but not limited to, the Constitution, all statutes and administrative and judicial decisions.


         On the basis of the foregoing, and in reliance thereon, we are of the opinion that:


         The Shares, when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.


         This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.


         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        Allen Matkins Leck Gamble & Mallory LLP






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